Exhibit 10.2

EMPLOYMENT AGREEMENT

              This Employment Agreement (this “Agreement”) entered into effective as of May 26, 2004, by and between David Holeman (the “Executive”), and Gexa Corp., a Texas corporation having its principal place of business at 24 Greenway Plaza, Suite 1846, Houston, Texas 77046 (the “Company”);

W I T N E S S E T H:

              WHEREAS, The Company wishes to employ the Executive as Vice President and Chief Financial Officer and to perform services incident to such position for the Company, and the Executive wishes to be so employed by the Company, all upon the terms and conditions hereinafter set forth:

              NOW THEREFORE, in consideration of the premises and mutual covenants and obligations herein set forth and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, accepted and agreed to, the parties hereto, intending to be legally bound, hereby agree as follows:

              1. EMPLOYMENT AND TERM. The Company hereby employs the Executive to serve as Vice President and Chief Financial Officer of the Company. The term of this Agreement (the “Term of this Agreement”) shall be effective as of the date first above written and shall terminate on the day after the second anniversary of the date hereof (the “Termination Date”), unless earlier terminated by either party hereto in accordance with the provisions of Section 5 hereof; provided, however, that beginning on the second anniversary date of the date hereof and on each anniversary date of the date hereof thereafter, the Term of this Agreement shall be automatically extended one additional year unless either party gives written notice to the other prior to such anniversary of the date hereof that the Term of this Agreement shall cease to be so extended. During the Term of this Agreement, the terms of employment shall be as set forth herein unless modified by the Executive and the Company in accordance with the provisions of Section 12 hereof. The Executive hereby agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter set forth. Notwithstanding anything contained herein, the first 90 calendar days of this Agreement shall serve as a “Probationary Period” and either party may terminate this Agreement for any reason during the Probationary Period.

              2. POSITION AND RESPONSIBILITIES. The Executive shall serve as Vice President and Chief Financial Officer of the Company and shall report to, and be subject to the general direction of the Chief Executive Officer and other superior Officers of the Company. The Executive shall have other obligations, duties, authority and power to do all acts and things as are customarily done by a person holding the same or equivalent position or performing duties similar to those to be performed by executives in corporations of similar size to the Company and shall perform such managerial duties and responsibilities for the Company which are not inconsistent with his position as he may agree to, or as may reasonably be assigned to him by a superior Executive Officer. Unless otherwise agreed to by the Executive, the Executive shall be based at the Company’s principal executive offices located in the greater Houston, Texas metropolitan area.

              3. EXTENT OF SERVICE. (a) The Executive shall devote his full business time and attention to the business of the Company. During the Term of this Agreement, Executive shall devote his best efforts and skills to the business and interests of Company, do his utmost to further enhance and develop Company’s best interests and welfare, and endeavor to improve his ability and knowledge of Company’s business, in an effort to increase the value of his services for the mutual benefit of the parties hereto. During the Term of this Agreement, it shall not be a violation of this Agreement for Executive to (i) serve on any corporate board or committee thereof with the approval of the CEO (except for boards or committees of a competing business unless approved by the Board of Gexa), (ii) serve on any civic or charitable boards or committees, (iii) deliver lectures, fulfill teaching or speaking engagements, (iv) testify as a witness in litigation involving a former employer or (v) manage personal investments; provided, however, any such activities must not consume in the aggregate more than 15 hours during any month, nor materially interfere with performance of Executive’s responsibilities under this Agreement.

              (b) The Executive represents and covenants to the Company that he is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any similar agreement or covenant that would prohibit the Executive from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to the Executive hereunder. The Executive further represents and warrants that he is not presently subject to any legal actions, claims or administrative proceedings, including bankruptcy proceedings or IRS audits or proceedings, which would affect his ability to perform his responsibilities hereunder.

              (c) The Executive agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act and to make no statement, oral or written, which would injure the Company’s business, its interests or its reputation.

              (d) The Executive agrees to execute and comply at all times during the Employment Period with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s business ethics policy and the Company’s policy regarding trading in the Common Stock, as each is in effect from time to time during the Employment Period.

              4. COMPENSATION.

              (a) In consideration of the services to be rendered by the Executive to the Company, the Company will pay the Executive a salary (“Salary”) of $140,000.00 per year during the Term of this Agreement. Such Salary will be payable in conformity with the Company’s prevailing practice for executives’ compensation as such practice shall be established or modified from time to time. Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes. From time to time during the Term of this Agreement, the amount of the Executive’s Salary may be further increased by, and at the sole discretion of, the Compensation Committee of the Board of Directors of the Company (the “Board” and the “Compensation Committee”), which shall review the Executive’s Salary no less regularly than annually

              (b) The Company hereby agrees to grant to the Executive nonqualified stock options covering 50,000 shares of common stock (the “Options”). The Options will be issued pursuant to the Company’s 2004 Incentive Stock Plan (the “Plan”) which has been adopted by the Board and is to be submitted to the stockholders of the Company for approval within 12 months of the date of this Agreement. The Options will be granted on the 91st calendar day after the date of this Agreement (the “Date of Grant”), assuming the Executive is employed by the Company hereunder on such date. The Option will have a strike price determined under the Plan as of the Date of Grant, will have a 10 year term and will provide for vesting of one-third of the option shares on each of the first three anniversaries of the date of this Agreement. The Executive is, subject to compliance with the Plan, eligible for stock options as determined by the Compensation Committee on an annual basis in their sole discretion.

              (c) The Executive will be considered for an annual cash and/or stock bonus based on an evaluation of his performance by the Company. Any such bonus will be at the sole discretion of the Compensation Committee;

              (d) During the term of this Agreement, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses for travel, meals, hotel accommodations, entertainment and the like incurred by him in connection with the business of the Company upon submission by him and approval of an appropriate statement documenting such expenses as required by the Company’s policy and the Internal Revenue Code of 1986, as amended (the “Code”).

              (e) The Executive shall be entitled to two weeks of paid vacation during each calendar year during the term of this Agreement. Vacation shall accrue on the first day of each calendar year. The Company shall not pay the Executive for any accrued but unused portion of vacation and any such unused portion of vacation shall not be carried forward to the next year.

              (f) During the term of this Agreement, the Executive shall be entitled to participate in and to receive all rights and benefits under any life, disability, medical and dental, health and accident and profit sharing or deferred compensation plans and such other plan or plans as may be implemented by the Company during the term of this Agreement. The Executive shall also be entitled to participate in and to receive all rights and benefits under any plan or program adopted by the Company for any other or group of other executive employees of the Company, including without limitation, the rights and benefits under the directors’ and officers’ liability insurance in place from time to time under the Company’s insurance program for the directors and officers of the Company.

              (g) The Company shall cause Executive to be covered by any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of Company or service in other capacities at the request of the company. The coverage provided to Executive pursuant to this paragraph shall be of a scope and on terms and conditions at least as favorable as the most favorable coverage provided to any other officer or director of Company (or any successor). In addition, the Company agrees that any Indemnification Agreement entered into by and between the Company and the Executive, as well as all other rights to which Executive is entitled with regard to indemnification and advancement of expenses, whether by virtue of the Company’s certificate of incorporation, bylaws or otherwise, will remain in full force and effect, in accordance with its terms.

              5. TERMINATION.

              (a) Termination by Company; Discharge for Cause. The Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company at any time and for whatever reason; or at any time for “Cause” (as defined below) by written notice to the Executive. Termination of the Executive’s employment by the Company shall constitute a termination for “Cause” if such termination is for one or more of the following reasons: (i) the willful failure or refusal of the Executive to render services to the Company in accordance with his obligations under this Agreement, including, without limitation, the willful failure or refusal of the Executive to comply with the work rules, policies, procedures, and directives as established by the Company and consistent with this Agreement; such failure or refusal to be uncured and continuing for a period of not less than fifteen (15) days after notice outlining the situation is given by the Company to the Executive; (ii) the commission by the Executive of an act of fraud or embezzlement; (iii) the commission by the Executive of any other action with the intent to injure the Company or any act that could have been reasonably foreseen to materially injure the Company that in fact materially injures the Company; (iv) the Executive having been indicted for a felony or a crime involving moral turpitude; (v) the Executive having misappropriated the property of the Company; (vi) the Executive having engaged in personal misconduct which materially injures the Company; or (vii) the Executive having willfully violated any law or regulation relating to the business of the Company which results in material injury to the Company. In the event of the Executive’s termination by the Company for Cause hereunder or in the event this Agreement is terminated for any reason during the Probationary Period by the Company or the Executive, the Executive shall be entitled to no severance or other termination benefits except for any unpaid Salary accrued through the date of termination. A termination of this Agreement by the Company without Cause after the Probationary Period pursuant to this Section 5(a) (which shall expressly not include the decision by the Company to not renew the Term of this Agreement for any additional one year periods as provided in Section 1 above) shall entitle the Executive to the Severance Payment and other benefits specified in Section 5(e) hereof.

              (b) Death. If the Executive dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation to the Executive or his estate except that the Company shall pay to the Executive’s estate that portion of his Salary and benefits accrued through the date of death. All such payments to the Executive’s estate shall be made in the same manner and at the same time as the Executive’s Salary.

              (c) Disability. If during the term of this Agreement after the Probationary Period, the Executive shall be prevented from performing his duties hereunder for a period of 90 days by reason of disability, then the Company, on 30 days’ prior notice to the Executive, may terminate this Agreement. For purposes of this Agreement, the Executive shall be deemed to have become disabled when the Company, upon verification by a physician designated by the Company, shall have determined that the Executive has become physically or mentally unable (excluding infrequent and temporary absences due to ordinary illness) to perform the essential functions of his duties under this Agreement with reasonable accommodation. In the event of a termination pursuant to this paragraph (c), the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Executive or his estate in the event of his subsequent death, that portion of the Executive’s Salary and benefits accrued through the date of such termination. All such payments to the Executive or his estate shall be made in the same manner and at the same time as his Salary would have been paid to him had he not become disabled.

              (d) Voluntary Termination. Notwithstanding anything to the contrary herein, after the Probationary Period, the Executive shall be entitled to voluntarily terminate this Agreement and his employment with the Company at his pleasure upon thirty (30) days written notice to such effect. In such event, the Executive shall not be entitled to any further compensation other than any unpaid Salary and benefits accrued through the date of termination. At the Company’s option, the Company may elect to have the Employee leave after notice of Voluntary Termination and discontinue all pay to the Executive including the salary and benefits that the Executive would have received during such thirty (30) day period in lieu of requiring the Executive to stay at the Company.

              (e) Termination Benefits Upon Involuntary Termination. In the event that the Company terminates this Agreement and the Executive’s employment with the Company after the Probationary Period for any reason other than for Cause (as defined in Section 5(a) hereof) or the death or disability (as defined in Section 5(c) hereof) of the Executive, then the Company shall continue to pay the Executive, for ninety (90) days after the date of termination, the Executive’s annual Salary in existence at the time immediately preceding the date of termination; provided that if the date of termination occurs after the first anniversary of this Agreement, such annual Salary will be continued only for one hundred eighty (180) days after the date of termination, in all cases at the same time as the Company pays its other employees and minus applicable withholding and authorized salary reductions (in each case, the “Severance Payment”). In addition, following such termination, the Executive shall be entitled to or effected by modifications to the following benefits (collectively, the “Additional Benefits”);

(i) immediate termination of any of the Executive’s outstanding options to purchase securities of the Company which were not vested by their own terms on the date of termination;

(ii) continued coverage, at the Company’s cost, under the Company’s group health plan for the applicable coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) but only if Executive elects such COBRA continuation in accordance with the time limits and in the applicable COBRA regulations, and provided, further, that if the Executive obtains any employment or consulting work during the period during which the COBRA benefits are being paid by the Company, such COBRA benefits shall be reduced to the extent the Executive is eligible to receive similar benefits pursuant to such new employment or consulting work; and

(iii) an amount, in cash, equal to any unreimbursed expenses incurred by the Executive in the performance of his duties hereunder and in compliance with Company policy through the date of termination.

              The parties agree that, because there can be no exact measure of the damages which would occur to the Executive as a result of termination of employment, such payments contemplated in this Section 5(e) shall be deemed to constitute liquidated damages and not a penalty. The termination compensation in this Section 5(e) shall be paid only if the Executive executes a termination agreement releasing all legally waivable claims arising from the Executive’s employment.

              (f) Survival. Notwithstanding the termination of this Agreement under this Section 5, the provisions of Sections 7 and 8 of this Agreement, and all other provisions hereof which by their terms are to be performed following the termination hereof shall survive such termination and be continuing obligations.

              6. CONSENT AND WAIVER BY THIRD PARTIES. The Executive hereby represents and warrants that he has obtained all necessary waivers and/or consents from third parties as to enable him to accept employment with the Company on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligations or understanding with any such third party.

              7. CONFIDENTIAL INFORMATION. The Executive acknowledges that in the course of his employment with the Company, he has received and will receive access to confidential information of a special and unique value concerning the Company and its business, including, without limitation, trade secrets, know-how, lists of customers, employee records, books and records relating to operations, costs or providing service and equipment, operating and maintenance costs, pricing criteria and other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter collectively referred to as “Confidential Information”) which the Company desires to protect. The Executive acknowledges that such Confidential Information is confidential and the protection of such Confidential Information against unauthorized use or disclosure is of critical importance to the Company. The Executive agrees that he will not reveal such Confidential Information to any one outside the Company. The Executive further agrees that during the term of this Agreement and thereafter he will not use or disclose such Confidential Information. Upon termination of his employment hereunder, the Executive shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his employment hereunder and relating to the Confidential Information referred to in this Section 7, and the Executive agrees that all such materials will at all times remain the property of the Company. The obligation of confidentiality, non-use and non- disclosure of know-how set forth in this Section 7 shall not extend to know-how and information (i) which was in the public domain prior to disclosure by the disclosing party, (ii) which comes into the public domain other than through a breach of this Agreement, (iii) which is disclosed to the Executive after the termination of this Agreement by a third party having legitimate possession thereof and the unrestricted right to make such disclosure, or (iv) which is necessarily disclosed in the course of the Executive’s performance of his duties to the Company as contemplated in this Agreement. The agreements in this Section 7 shall survive the termination of this Agreement. For purposes of this Section 7, the term “Company” shall include the Company and its Affiliates.

              8. COVENANT NOT TO COMPETE. The Executive acknowledges that he has been and will continue to be provided with Confidential Information in the course of his employment with the Company. For purposes of this Section 8, the term “Company” shall include the Company and its Affiliates. The Executive agrees that in order to protect the Company’s Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and the Executive in Section 7 of this Agreement. Commencing on the day after the end of the Probationary Period the Executive covenants that the Executive shall, during the term of this Agreement and for a period of one (1) year following the termination of the Executive’s employment hereunder for whatever reason, observe the following separate and independent covenants:

              (a) Neither the Executive nor any Affiliate (as defined in subsection (c) below) will, without the prior written consent of the Company, within the Area (as defined in subsection (c) below), either directly or indirectly, (1) become financially interested in a Competing Enterprise (as defined in subsection (c) below) (other than as a holder of less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange or quoted by the NASDAQ Stock Market, including the OTC Bulletin Board or any comparable system), or (2) engage in or be employed by any Competing Enterprise as a consultant, officer, director, or executive or managerial employee.

              (b) Neither the Executive nor any Affiliate will, without the prior written consent of the Company, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert, or appropriate, to any Competing Enterprise, any person or entity whose account with the Company was serviced by the Company during the term of this Agreement.

              (c) Neither the Executive nor any Affiliate will, without the Company’s prior written consent, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, to any Competing Enterprise, any person employed by the Company whether or not such employee is a full-time or a temporary employee of the Company and whether or not such employment is pursuant to written agreement and whether or not such employment is at will.

              The following terms used in Sections 7 and 8 shall have the definitions set forth below:

              “Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with the Executive. As used herein, the word “control” means the power to direct the management and affairs of a person.

              “Area” means (i) any “Metropolitan Statistical Area” or “Primary Metropolitan Statistical Area” (as each such term is defined by the U.S. Federal Office of Management and Budget then in effect) in which the Company has customers who purchase electricity from the Company and the area within 10 miles of any such Metropolitan Statistical Area or Primary Metropolitan Statistical Area.

              “Competing Enterprise” means any person or any business organization of whatever form, engaged directly or indirectly within the Area in the business of the Company or any of it Affiliates or any other related business conducted by the Company or any of its Affiliates as of the time of the termination of the Executive’s employment by the Company.

              9. NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed if addressed to the respective parties as follows:

If to the Executive:	David Holeman XXXXXXX XXXXXXX

If to the Company:	Gexa Corp. 24 Greenway Plaza, Suite 1846 Houston, Texas 77046 Attn: Chairman, Compensation Committee

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

              10. SPECIFIC PERFORMANCE. The Executive acknowledges that a remedy at law for any breach or attempted breach of Section 7 or 8 of this Agreement will be inadequate, agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such a breach or attempted breach, and further agrees to waive any requirement of the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

              11. WAIVERS AND MODIFICATIONS. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section 11. No modifications or waiver by the Company shall be effective without the consent of at least a majority of the Compensation Committee of the Board of Directors then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

              12. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas.

              13. CONSTRUCTION. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural, and conversely.

              14. SEVERABILITY. In case of one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never contained herein.

              15. ARBITRATION. In the event that a dispute or controversy should arise between the Executive and the Company as to the meaning or application of any provision, term or condition of this Agreement, such dispute or controversy shall be settled by binding arbitration in Houston, Texas and for said purpose each of the parties hereto hereby expressly consents to such arbitration in such place. Such arbitration shall be conducted in accordance with the existing rules and regulations of the American Arbitration Association governing commercial transactions. The expense of the arbitrator shall be borne by the Company.

              IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

COMPANY: GEXA CORP. By: _____________________________________ Neil Leibman, Chairman & CEO

EXECUTIVE: ________________________________________ David Holeman